UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 9, 2006

Retractable Technologies, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-30885	75-2599762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

511 Lobo Lane, Little Elm, Texas	75068-0009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 294-1010

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 9, 2006, two of the Class 1 Directors of the Company resigned. Also effective as of May 9, 2006, the Board of Directors reduced the size of the Board of Directors from nine members to seven.

Prior to the resignations, the Board of Directors consisted of a total of nine (9) members, four (4) members of which were employees and five (5) members of which were independent. One of our previously independent Directors, Ms. Patti King, has decided to serve the Company in a capacity where she will be compensated in excess of $60,000. Accordingly, effective as of May 9, 2006, Ms. King resigned as a Director. As a result, our Board of Directors would have consisted of an equal number of independent and employee Directors. In order to ensure compliance with the requirements of the American Stock Exchange (by having a Board of Directors, a majority of which is independent) Mr. Russell Kuhlman, our Vice President, Sales, resigned his position as a Director, also effective as of May 9, 2006.

The Board of Directors, pursuant to the authority set forth in Article X of the Third Amended and Restated Articles of Incorporation and Section 3.3 of Article III of the Amended and Restated Bylaws, has further reduced the size of the Board of Directors from nine members to seven members.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: May 10, 2006	RETRACTABLE TECHNOLOGIES, INC.
(Registrant)

	BY:	/s/ Thomas J. Shaw
THOMAS J. SHAW
PRESIDENT AND CHIEF EXECUTIVE
OFFICER